Exhibit 5.1

Tel-Aviv, February 15, 2011

AudioCodes Ltd.
1 Hayarden Street
Airport City, Lod 70151
Israel

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form F-3 (the "Registration Statement") to be filed by AudioCodes Ltd., a company organized under the laws of the State of Israel (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").  The Registration Statement relates (A) to the registration of up to $150,000,000 aggregate amount of the following securities of the Company: (i) ordinary shares ("Ordinary Shares"), nominal value NIS 0.01 per share (the "Primary Shares"), (ii) warrants to purchase Ordinary Shares (the "Warrants") and (iii) debt securities (the "Debt Securities"), which may be sold, in each case, separately or as units comprised of Ordinary Shares, Warrants or Debt Securities, in any combination (the "Units", and together with the Primary Shares, Warrants and Debt Securities, the "Securities"), and (B) to the registration of 3,000,000 Ordinary Shares (the "Shareholder Shares") for resale from time to time by certain shareholders of the Company.

As special Israeli counsel to the Company in connection with the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

Upon the basis of such examination, we are of the opinion that:

1.           When the issuance of the Primary Shares has been duly authorized by appropriate corporate action, and the Primary Shares have been duly issued, sold and delivered in accordance with the applicable definitive purchase agreement or other similar agreement approved by, or on behalf of, the Company's Board of Directors, the Primary Shares will be legally issued, fully paid and nonassessable.

AudioCodes Ltd.
February 15, 2011

2.           When the issuance of the Warrants has been duly authorized by appropriate corporate action, and the Warrants have been duly executed and delivered against payment therefor, pursuant to a warrant agreement or agreements duly authorized, executed and delivered by the Company and a warrant agent, the Warrants will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  When the issuance of the Ordinary Shares issuable upon the exercise of any Warrants has been duly authorized by appropriate corporate action, and the Ordinary Shares have been duly issued, and the Company has received any additional consideration which is payable upon the exercise of the Warrants, the Ordinary Shares will be legally issued, fully paid and nonassessable.

3.           When the issuance of the Debt Securities has been duly authorized by appropriate corporate action and the Debt Securities have been duly completed, executed, authenticated and delivered in accordance with the applicable indenture, and any supplemental indentures thereto, to be filed as exhibits to the Registration Statement, and sold pursuant to the applicable definitive purchase agreement or similar agreement approved by, or on behalf of, the Board of Directors of the Company, the Debt Securities will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.           When the issuance of the Units has been duly authorized by appropriate corporate action, and the Units have been duly executed and delivered against payment therefor, pursuant to a unit agreement or agreements duly authorized, executed and delivered by the Company and a unit agent, the Units will be valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.           The Shareholder Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof.  We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate.

AudioCodes Ltd.
February 15, 2011

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings "Legal Matters" and "Enforceability of Civil Liabilities" in the Prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Naschitz, Brandes & Co., Advocates

Naschitz, Brandes & Co., Advocates